================================================================================

                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG



                     AMERICAN COMMUNICATIONS SERVICES, INC.

                                      AND

                    HAROLD L. VAN ARNEM AND THOMAS R. BENHAM


                                      AND


                                CYBERGATE, INC.

                                     DATED

                               DECEMBER 13, 1996





================================================================================

                                TABLE OF CONTENTS
ARTICLE I      TERMS OF PURCHASE AND SALE...............................   1
         1.1   Purchase and Sale of the Shares..........................   1
         1.2   Time and Place of Closing................................   2
         1.3   Payment of Purchase Price................................   2
         1.4   Adjustment Shares........................................   3

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF
               SHAREHOLDERS AND CYBERGATE................................  4
         2.1   Organization and Qualification............................  4
         2.2   Capitalization............................................  5
         2.3   Title to Shares...........................................  7
         2.4   Authority.................................................  7
         2.5   Consents and Approvals....................................  8
         2.6   Absence of Conflicts......................................  8
         2.7   Subsidiaries; Acquisitions; Dispositions..................  9
         2.8   Financial Statements; Accounts Receivable; Liabilities.... 11
         2.9   Absence of Undisclosed Liabilities........................ 12
         2.10  Absence of Certain Changes or Events...................... 12
         2.11  Real and Personal Property; Inventories................... 14
         2.12  Intellectual Property..................................... 15
         2.13  Insurance................................................. 16
         2.14  Contracts and Commitments................................. 17
         2.15  Litigation and Administrative Proceedings................. 18
         2.16  Tax Matters............................................... 19
               2.16.1  All Returns Filed................................. 19
               2.16.2  All Taxes Paid.................................... 19
               2.16.3  Examinations, Etc................................. 20
               2.16.4  Section 341(f).................................... 20
               2.16.5  Withholding....................................... 20
               2.16.6  Foreign Person, Etc............................... 21
               2.16.7  Parachute Payments................................ 21
               2.16.8  Accounting; Tax Attributes........................ 21
               2.16.9  Prior Consolidated Groups......................... 22
         2.17  Compliance with Laws...................................... 22
         2.18  Environmental Compliance.................................. 22
         2.19  Employee Benefits......................................... 24
         2.20  Licenses and Permits...................................... 26
         2.21  Relations with Suppliers and Customers.................... 26
         2.22  Interest in Competitors, Suppliers, Customers, Etc........ 27
         2.23  Employment Matters........................................ 27
         2.24  Discrimination; Occupational Safety; Labor................ 27
         2.25  Related Transactions...................................... 28



         2.26  Brokers and Finders....................................... 29
         2.27  Questionable Payments..................................... 29
         2.28  Books and Records......................................... 30
         2.29  Bank Accounts; Safe Deposit Boxes......................... 30
         2.30  Full Disclosure........................................... 30
         2.31  Effect of Certificates.................................... 30
         2.32  Acquisition for Investment................................ 31
         2.33  Export Law Compliance..................................... 32

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF ACSI.................... 32
         3.1   Organization and Qualification............................ 32
         3.2   Authority................................................. 32
         3.3   Consents and Approvals.................................... 33
         3.4   Absence of Conflicts...................................... 33
         3.5   Litigation and Administrative Proceedings................. 33
         3.6   No Material Misstatements................................. 34
         3.7   Brokers and Finders....................................... 34

ARTICLE IV     COVENANTS OF SHAREHOLDERS AND CYBERGATE................... 34
         4.1   Conduct of Business....................................... 34
         4.2   Negative Covenants........................................ 35
         4.3   Access.................................................... 36
         4.4   Reasonable Efforts........................................ 38
         4.5   Consents and Approvals.................................... 38
         4.6   Disposition of ACSI Common Stock.......................... 38
         4.7   Further Assurances........................................ 39
         4.8   Exclusivity............................................... 39

ARTICLE V      COVENANTS OF ACSI......................................... 41
         5.1   Reasonable Efforts........................................ 41
         5.2   Consents and Approvals.................................... 41
         5.3   Retention of Records...................................... 42
         5.4   Release of Libra and Gemini............................... 42
         5.5   Post-Closing Operating and Accounting Procedures.......... 43
         5.6   Further Assurances........................................ 43

ARTICLE VI     MUTUAL COVENANTS.......................................... 43
         6.1   Confidentiality........................................... 43
         6.2   Tax Reporting............................................. 44
         6.3   Cooperation............................................... 44

ARTICLE VII    SURVIVAL; INDEMNIFICATION................................. 44
         7.1   Survival.................................................. 44
         7.2   Indemnification........................................... 44


         7.3   Indemnification Procedure.................................. 48
         7.4   Treatment as Adjustment of Purchase Price.................. 50

ARTICLE VIII   CLOSING DELIVERIES AND REQUIREMENTS........................ 51
         8.1   Conditions Precedent to ACSI's Obligation to Close......... 51
         8.2   Conditions Precedent to Shareholders' Obligation to Close.. 54
         8.3   Closing Deliveries of CyberGate and the Shareholders....... 56
         8.4   Closing Deliveries of ACSI................................. 57

ARTICLE IX     TERMINATION................................................ 58

ARTICLE X      MISCELLANEOUS.............................................. 59
        10.1   Amendment and Modification................................. 59
        10.2   Waiver of Compliance....................................... 59
        10.3   Expenses................................................... 59
        10.4   Notices.................................................... 59
        10.5   Assignment................................................. 61
        10.6   Publicity.................................................. 62
        10.7   Headings................................................... 62
        10.8   Severability............................................... 63
        10.9   Governing Law.............................................. 63
        10.10  Counterparts............................................... 63
        10.11  Third Parties.............................................. 63
        10.12  Entire Agreement........................................... 63


                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of December 13, 1996, by and among American Communications Services, Inc., a Delaware corporation ("ACSI"), CyberGate, Inc., a Florida corporation ("CyberGate"), Harold L. Van Arnem, a resident of the State of Florida ("Van Arnem"), and Thomas R. Benham, a resident of the State of Florida ("Benham") (Van Arnem and Benham being the shareholders of CyberGate, individually a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:

     WHEREAS, the Shareholders own of record and beneficially all 1,000 issued and outstanding shares of common stock, par value $0.01 per share, of CyberGate (the "CyberGate Common Stock");

     WHEREAS, ACSI desires to purchase from the Shareholders, and the Shareholders desire to sell to ACSI, all 1,000 shares of the CyberGate Common Stock (the "Shares").

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                           TERMS OF PURCHASE AND SALE

     1.1 Purchase and Sale of the Shares. Subject to the terms and conditions contained in this Agreement, at the Closing Date (as hereinafter defined), the Shareholders shall sell, assign, transfer and deliver the Shares to ACSI, and ACSI shall purchase the

Shares from the Shareholders, for an aggregate purchase price consisting of the items and amounts set forth in Section 1.3 hereof (the "Purchase Price") payable pursuant to the terms provided in Section 1.3 hereof.

     1.2 Time and Place of Closing. Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Shares (the "Closing") will take place at the offices of CyberGate, 1301 Newport Center Drive, Deerfield Beach, Florida, on December ___, 1996, or such other date as the parties hereto may agree (the "Closing Date").

     1.3 Payment of Purchase Price. Upon satisfaction of all the terms and conditions set forth in Article VIII hereof, ACSI shall deliver the Purchase Price consisting of 1,150,000 shares of ACSI's Common Stock, $0.01 par value per share (the "ACSI Common Stock"), to be paid as follows: (a) at the Closing, the Shareholders shall receive an aggregate of 750,000 shares of ACSI Common Stock to be allocated between the Shareholders as set forth in Schedule 1.3 hereof, (b) at the Closing, 250,000 shares of ACSI Common Stock (the "Indemnification Shares") shall be delivered to the escrow agent (the "Escrow Agent") selected by mutual agreement of the parties hereto prior to the Closing in accordance with Article VIII hereof, to be held in escrow pursuant to the terms and conditions of the Indemnification Escrow Agreement attached hereto as Exhibit A with such change as may be required by the Escrow Agent and not objected to by the Shareholders or ACSI (the "Indemnification Escrow Agreement"), and (c) 150,000 shares of ACSI Common Stock (the "Adjustment Shares") will be retained by ACSI to be paid to the Shareholders, if at all, in accordance with the provisions of Section 1.4 hereof.

     1.4 Adjustment Shares. On the dates listed below, the Shareholders shall be entitled to receive such aggregate number of shares of the Adjustment Shares, to be allocated between the Shareholders as set forth in Schedule 1.4 hereto, if any, as is determined by the following formulas:

          (a) on March 1, 1998, such number of Adjustment Shares as is equal to the number derived by the following formula:

                     50,000 x [(CyberGate's actual EBITDA (as defined by generally accepted accounting principles) for the year ended December 31, 1997 ("Calendar 1997") divided by 2,225,916]

                provided, however, that in no event shall more than 50,000 Adjustment Shares be earned by the Shareholders on such date and, provided further, however, that no Adjustment Shares shall be earned on such date if the quotient of CyberGate's actual EBITDA for Calendar 1997 divided by 2,473,240 is less than .70.

          (b) on March 1, 1999, such number of Adjustment Shares as is equal to the number derived by the following formula:

                     50,000 x [(CyberGate's actual EBITDA for the year ended December 31, 1998 ("Calendar 1998") divided by 4,280,528]

                provided, however, that in no event shall more than 50,000 Adjustment Shares be earned by the Shareholders on such date and, provided further, however, that no Adjustment Shares shall be earned on such date if the quotient of CyberGate's actual EBITDA for Calendar 1998 divided by 4,756,120 is less than .70.

          (c) on March 1, 2000, such number of Adjustment Shares as is equal to the number derived by the following formula:

                     50,000 x [(CyberGate's actual EBITDA for the fiscal year ended December 31, 1999 ("Calendar 1999") divided by 7,452,612]

                provided, however, that in no event shall more than 50,000 Adjustment Shares be earned by the Shareholders on such date and, provided further, however, that no Adjustment Shares shall be earned on such date if the quotient of CyberGate's actual EBITDA for Calendar 1999 divided by 8,280,680 is less than .70.

Notwithstanding the foregoing, if ACSI has not invested the minimum capital set forth opposite each of Calendar 1997, Calendar 1998, and Calendar 1999 below, the Shareholders shall receive 50,000 Adjustment Shares, to be allocated between the Shareholders as set forth in Schedule 1.4 hereto, on February 15 of each calendar year subsequent to the calendar year in which such failure occurred until such time as the Shareholders shall have received all 150,000 Adjustment Shares.


                                                    Minimum Capital
                                                      Investment
                                                    ---------------
           Calendar 1997                              $4,500,000
           Calendar 1998                              $5,400,000
           Calendar 1999                              $5,400,000


                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND
                                   CYBERGATE

     The Shareholders, severally with respect to their individual representations and warranties, and CyberGate and the Shareholders, jointly and severally with respect to CyberGate's representations and warranties, represent and warrant to ACSI as follows:

    2.1  Organization and Qualification.

         (a) CyberGate is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, to own and lease the properties and other assets it presently owns or leases and to carry on its business as presently conducted.

          (b) The copy of the Articles of Incorporation, and all amendments thereto, of CyberGate, as certified by the Secretary of State of the State of Florida, and of the By-Laws, as amended to date, of CyberGate, as certified by its Secretary, heretofore delivered to ACSI are true, complete and correct copies of the Articles of Incorporation and By-Laws of CyberGate, as amended and presently in effect. All minutes for proceedings of CyberGate's shareholders and directors are contained in the minute books of CyberGate and have been furnished to ACSI for examination. There are no matters, events, actions or proceedings taken or omitted to be taken by the directors or shareholders not included in the minute books, where taking or omission to take such action would have a material, adverse effect on CyberGate, the rights of CyberGate to enter into the transactions contemplated by this Agreement or the realization by ACSI of the benefits to be received by it hereunder. No minutes have been included in such minute books since such examination by ACSI which have not heretofore been furnished to ACSI, and no corporate action has been taken since such examination which would be required to be reflected in the minute book.

          (c) Except where such failure to be licensed or qualified would not have a material adverse impact on CyberGate's business or assets, CyberGate is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in every domestic and foreign jurisdiction in which CyberGate is required to be so licensed or qualified.

     2.2 Capitalization. The entire authorized capital stock of CyberGate and the number of shares thereof which are issued and outstanding are as follows:

===============================================================================
   NUMBER OF                                                   NUMBER ISSUED
AUTHORIZED SHARES                   CLASS                     AND OUTSTANDING
-------------------------------------------------------------------------------
 1,000                   Common Stock, $0.01 par value            1,000
-------------------------------------------------------------------------------
 1,000                   Cumulative Preferred Stock,              1,000
                         $1.00 par value
===============================================================================


All of the issued and outstanding shares of CyberGate's capital stock are owned of record and beneficially by the Shareholders in the respective amounts set forth in Schedule 2.2 hereto. Except for the matters set forth on Schedule 2.2 hereto, each of which will be removed prior to the Closing, the CyberGate Common Stock is subject to no restrictions on transferability other than restrictions imposed by the Securities Act of 1933, as amended (the "1933 Act"), and applicable state securities laws. All of the outstanding shares of capital stock of CyberGate are duly authorized and validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of any preemptive rights. There are no shares of CyberGate capital stock reserved for issuance. Except as set forth in Schedule 2.2 hereto, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating CyberGate to issue, any shares of its capital stock, or securities convertible into such capital stock. Except for this Agreement and as set forth on Schedule 2.2 hereto, neither of the Shareholders is a party to any contract or agreement which would require either of them to transfer title to any of the shares of CyberGate Common Stock currently owned by either of them. Except as set forth on Schedule 2.2 hereto, there are no agreements or understandings with respect to the voting, holding or selling of any shares of capital stock of CyberGate, or any contractual obligations of CyberGate with respect to CyberGate's capital stock. No person has any right to require CyberGate to register any of its securities under the 1933 Act.

     2.3 Title to Shares. Except for the matters set forth on Schedule 2.3 hereto, each of which will be removed prior to the Closing, the Shareholders own and have good and marketable title to the CyberGate Common Stock, free and clear of any lien, pledge, claim, encumbrance, restriction or right of any third party of any kind. Except for the matters set forth on Schedule 2.3 hereto, each of which will be removed prior to the Closing, the Shareholders have complete and unrestricted authority to sell the Shares and there are no trust agreements, shareholders' agreements, redemption agreements, buy-sell agreements, restrictive stock transfer agreements, voting trusts, proxies or similar agreements pertaining to the Shares which would preclude or require the consent of any person other than the Shareholders to the sale of the Shares contemplated by this Agreement or would give any person any right or interest in the Shares after the consummation of the transactions contemplated herein. At the Closing, the Shareholders will convey to ACSI good and marketable title to the Shares, free and clear of any lien, pledge, claim, encumbrance, restriction or right of any third party of any kind. Except as set forth in
Schedule 2.3 hereto, the Shares represent the only interest of the Shareholders in CyberGate.

     2.4 Authority. Each of the Shareholders and CyberGate has full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by each of the Shareholders and CyberGate, and no other proceedings (corporate or otherwise) on the part of any of the Shareholders or CyberGate are necessary to authorize this Agreement or the other agreements contemplated hereby or to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements contemplated hereby have been duly and validly executed and delivered by each of the Shareholders and CyberGate, and constitute the legal, valid and binding agreements of the Shareholders and CyberGate.

     2.5 Consents and Approvals. Except as disclosed on Schedule 2.5 hereto, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for the Shareholders and CyberGate to consummate the transactions contemplated hereby and fully perform their respective obligations hereunder, excluding, however, any authorization, consent, order, approval, notice or filing which if not obtained or given would not have a material adverse effect on the business or assets of CyberGate and any authorization, consent, order, approval, notice or filing which ACSI is required to obtain or give.

     2.6 Absence of Conflicts. The execution, delivery and performance by the Shareholders and CyberGate of this Agreement and the other agreements contemplated hereby and the consummation by the Shareholders and CyberGate of the transactions contemplated hereby and thereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which the Shareholders, CyberGate or the Subsidiaries (as hereinafter defined) are subject, (ii) violate any order, judgment or decree applicable to the Shareholders, CyberGate or the Subsidiaries, (iii) conflict with or result in a breach or default, or result in any event which would materially interfere with the Shareholders' or CyberGate's ability to consummate the transactions contemplated hereby and thereby, under any term or condition of the Articles of Incorporation or By-Laws of CyberGate, or any bond, debenture, note, indenture, mortgage, deed of trust, loan or credit agreement, contract, lease, judgment, decree, order, award or any other material agreement or instrument to which any of the Shareholders, CyberGate or the Subsidiaries is a party or by which any of them or their assets is bound, or (iv) cause, or give any person grounds to cause, the maturity of any debt, liability or obligation of CyberGate or the Subsidiaries to be accelerated, or the amount thereof to be increased.

     2.7  Subsidiaries; Acquisitions; Dispositions.

          (a) CyberGate does not directly or indirectly control, and has never owned or controlled, any corporation except as set forth on Schedule 2.7(a) (collectively, the "Subsidiaries").

          (b) Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of their respective states of incorporation as set forth on Schedule 2.7(b). The Subsidiaries have all necessary corporate powers to own their properties and to operate their businesses as now owned and operated. Complete copies of the Articles of Incorporation, By-laws, minutes and stock transfer records of each such Subsidiary have been delivered to ACSI.

          (c) The authorized capital stock of each of the Subsidiaries is disclosed on Schedule 2.7(c). All shares of capital stock of each of the Subsidiaries have been validly issued, fully paid, are nonassessable and were issued in compliance with applicable federal and state securities laws, and, except as disclosed in
Schedule 2.7(c), are wholly-owned by CyberGate free and clear of any pre-emptive rights, claims, security interests, encumbrances or restrictions of any kind. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating any Subsidiary to issue or to transfer from treasury any additional shares of capital stock or any securities convertible into or which grant the holder the right to acquire any capital stock of any Subsidiary.

          (d) Schedule 2.7(d) lists the name of each business whose capital stock or assets were acquired by CyberGate since its formation. CyberGate has delivered to ACSI complete copies of all agreements which effect those acquisitions or were executed in connection therewith.

          (e) Schedule 2.7(e) lists each partnership, limited partnership, limited liability company, joint venture or other business entity in which CyberGate has an investment and describes the nature and extent of that investment.

          (f) Schedule 2.7(f) lists each Subsidiary, partnership, joint venture or other business disposed of by CyberGate since its formation.

          (g) Each of the Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in every domestic and foreign jurisdiction in which such Subsidiary is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a material adverse effect on such Subsidiary, its business or assets.

     2.8 Financial Statements; Accounts Receivable; Liabilities. The Shareholders have previously delivered to ACSI true and correct copies of the audited consolidated balance sheets, including the accountants' reports thereon and all notes thereto, of CyberGate as of December 31, 1995, and the related audited consolidated statements of operations, including the accountants' reports thereon and all notes thereto, of CyberGate for the year ended December 31, 1995, reported on and certified by Coopers & Lybrand L.L.P., as independent accountants, and the unaudited consolidated balance sheet of CyberGate as of September 30, 1996, and the related unaudited consolidated statements of income, for the nine months ended September 30, 1996, which unaudited financial statements are attached hereto as Schedule 2.8(a) (collectively, the "Financial Statements"). Except as disclosed on Schedule 2.8(b) hereto, the Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, are correct and complete and are in accordance with the books and records of CyberGate, (ii) present fairly the financial position and condition of CyberGate and the related results of operations as at the dates and for the periods then ended (subject, in the case of the unaudited statements, to customary year-end adjustments, which adjustments shall not be material) and (iii) contain no material misstatements or omissions which under generally accepted accounting principals would be required to be disclosed for financial statement purposes.

          Subject to applicable allowances for bad debts shown on CyberGate's balance sheet at September 30, 1996 included in the Financial Statements, as such allowances are adjusted from the date thereof in the ordinary course of business, all accounts and notes receivable reflected on the balance sheet are, and all accounts and notes receivable subsequently accruing to the Closing Date will be, (a) representative of a billed receivable for goods or services actually supplied or provided to CyberGate's customers,
(b) subject to no known defenses, set-offs or counterclaims, and (c) except as set forth on Schedule 2.8(c) hereto, current and collectible.

     2.9 Absence of Undisclosed Liabilities. Except as and to the extent accrued or reserved for in the Financial Statements or as disclosed in Schedules 2.9 or 2.12 hereto, CyberGate does not have any liabilities or obligations, whether accrued, absolute or contingent, determined or undetermined, known or unknown or whether due or to become due (including, without limitation, obligations as a guarantor), which are not reflected in the Financial Statements other than those incurred in the ordinary course of business consistent with past practice since September 30, 1996.

     2.10 Absence of Certain Changes or Events. Except as set forth in Schedules
2.10 and 2.12, since September 30, 1996 there has not been (a) any material damage, destruction or casualty loss to the assets of CyberGate (which, for purposes of this Section 2.10 shall be deemed to include the Subsidiaries) which has not been repaired, replaced or corrected (whether covered by insurance or not); (b) any material adverse change in the business, assets, properties, operations, prospects or financial condition of CyberGate, or any fact or condition which could cause such a change; (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to CyberGate, or outside the ordinary course of business;
(d) any redemption, repurchase or other acquisition for value by CyberGate of its capital stock or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to CyberGate's capital stock; (e) any increase in the rate or terms of compensation payable or to become payable by CyberGate to its directors, officers or employees, or any increase in the rate or change in the terms of any employment agreement or compensatory arrangement, or any bonus, pension, insurance or other employee benefit plan, or any payment or benefit made to or for any such director, officer or employee; (f) any sale, transfer or other disposition of any material asset of CyberGate to any party, including the Shareholders, except for payment of third-party obligations incurred in the ordinary course of business in accordance with CyberGate's regular payment practices; (g) any termination or waiver of any rights of material value to the business of CyberGate; (h) any failure by CyberGate to pay its accounts payable or other obligations in the ordinary course of business consistent with past practices;
(i) any capital expenditure for additions to property or equipment by CyberGate in excess of $25,000; (j) any split, combination, exchange or reclassification of shares of capital stock of CyberGate; (k) any issuance or any agreement executed with respect to the future issuance of capital stock of CyberGate or of securities convertible into or rights to acquire any such capital stock; (l) any change in any method of accounting or accounting practice, principle or procedure; (m) any action or inaction which might cause CyberGate to incur any material tax liability not in the ordinary course of business; (n) any pledge of any of the assets or properties of CyberGate or any action or inaction which would subject any such asset or property to any lien, security interest, mortgage, pledge, claim, charge or other encumbrance; (o) the incurrence of any material liability or obligation by CyberGate, except for liabilities incurred in the ordinary course of business consistent with past practices; (p) any actual, or to the Shareholders' or CyberGate's knowledge threatened, termination or cancellation of, or modification or change in, any business relationship with any customer of CyberGate or other agreement or arrangement involving or related to CyberGate where such event or events, taken together, would have a material, adverse effect on the business or assets of CyberGate; (q) any cancellation of a material debt due to or a claim of CyberGate, other than by payment or other satisfaction; (r) any failure of CyberGate to perform, or any default by CyberGate under, any agreement, obligation or covenant to which CyberGate is or was bound where such event or events, taken together, would have a material, adverse effect on the business or assets of CyberGate; or (s) any agreement whether in writing or otherwise, to take any action described in this Section 2.10.

     2.11 Real and Personal Property; Inventories. Schedule 2.11(a) hereto correctly identifies each lease or rental of real property currently held or paid by CyberGate and the Subsidiaries. Schedule 2.11(b) hereto correctly identifies each parcel of real property, and each interest (other than such leases or rentals) in real property, currently used by CyberGate and the Subsidiaries in the conduct of their operations. Except as disclosed in
Schedule 2.11(c), each of the properties listed in Schedule 2.11(b) is held free and clear of any mortgage, pledge, lien or other encumbrance. Except as set forth in Schedule 2.11(d) hereto, (a) any structures described in Schedules 2.11(a) and 2.11(b), and CyberGate's or the Subsidiaries' use thereof, conform in all material respects with all applicable ordinances, requirements, regulations, zoning laws and restrictive covenants, and do not encroach on property of others, and are not encroached upon by structures of others; and
(b) no claims, charges or notice of violations have been filed, served, made, or to the best of the Shareholders' or CyberGate's knowledge threatened, orally or in writing, against or relating to any such property or any of the operations conducted at any such property (currently or in the past) as a result of (i) any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning laws or restrictive covenants, or (ii) as a result of any encroachment on the property of others. Schedule 2.11(e) hereto describes all material tangible and intangible personal property and assets currently held by CyberGate and the Subsidiaries. CyberGate and the Subsidiaries have good and marketable title to, and are in possession of or have control over, all such tangible and intangible personal property, none of which is held under or subject to any mortgage, pledge, lien, lease, encumbrance, conditional sales contract or other security arrangement, except to the extent described in Schedules 2.11(f) and 2.12 hereto. The real property and tangible and intangible personal property listed on Schedules 2.11(a), 2.11(b) and 2.11(e) are all of the assets necessary for CyberGate and the Subsidiaries to conduct their businesses as currently conducted and each such item of real and tangible personal property is in good condition and/or working order, reasonable wear and tear excepted.

     2.12 Intellectual Property. Except as set forth on Schedule 2.12 hereto, CyberGate and the Subsidiaries own or have a license or otherwise have the right to use, in all jurisdictions in which they carry on business, all patents (including all applications, renewals, reissues, extensions, divisions, continuations and extensions thereof), trademarks (including both registered and unregistered trademarks and applications therefor), service marks, trade names, copyrights (including all registrations, renewals, modifications and extensions thereof), know-how and trade secrets (including inventions, computerized data and information, computer codes and programs, other software, business records, files and data, discoveries, formulae, production outlines, product designs, technical information, processes and techniques, testing and quality control processes and techniques, drawings, designs and customer lists), used in the conduct of their businesses as currently conducted (collectively, the "Intellectual Property") without violating or conflicting with the rights of others in any material manner. Schedule 2.12 hereto lists all patents, all registered and material unregistered trademarks, service marks and trade names and all registered copyrights, and all applications for any of the foregoing, that are owned by CyberGate or any of the Subsidiaries. Except as set forth on Schedule
2.12 hereto, none of the Intellectual Property is subject to any encumbrance. Except as disclosed on Schedule 2.12 hereto, neither CyberGate nor any of the Subsidiaries are obligated to pay any material amount, whether as a royalty, license fee or other payment, to any person in order to use any of the Intellectual Property. Except as set forth on Schedule 2.12 hereto, there has not been any material infringement or alleged infringement by CyberGate or any of the Subsidiaries of the Intellectual Property rights of any person or any infringement by any person of any of the Intellectual Property rights of CyberGate or any of the Subsidiaries. Schedule 2.12 correctly states the current status of CyberGate's pending applications before the United States Patent and Trademark Office with respect to the names "CyberGate," "ValueWeb," "NetHelper" and "TargetNet."

     2.13 Insurance. CyberGate keeps its businesses, operations and properties and those of the Subsidiaries insured against loss or damage, with responsible insurers, pursuant to the policies listed in Schedule 2.13. Schedule 2.13 is a descriptive list of all insurance policies held by CyberGate concerning its business, operations and properties and those of the Subsidiaries. These policies are in the respective amounts set forth in
Schedule 2.13. Except as disclosed on Schedule 2.13, all insurance policies of CyberGate and the Subsidiaries provide claims made coverage. True, complete and correct copies of each insurance policy listed on Schedule 2.13 have been previously provided to ACSI. Each of the insurance policies referred to in
Schedule 2.13 is in full force and effect and the premiums with respect thereto are fully paid through the dates indicated thereon. No insurer has denied coverage or reserved rights for any claim made by CyberGate or any of the Subsidiaries or any other individual or entity under any insurance policies applicable to CyberGate or any of the Subsidiaries.

     2.14   Contracts and Commitments.

          2.14.1 Schedule 2.14.1 hereto lists each contract, commitment or agreement, whether oral or written, which can or may provide for the payment by or to CyberGate or any of the Subsidiaries of an amount in excess of $25,000 per annum, as well as any contract, commitment or agreement entered into by CyberGate outside the ordinary course of business (collectively, the "Contracts"). True and correct copies of all written contracts, and written descriptions of all oral contracts, listed on the Schedules hereto have been delivered to ACSI. All such Contracts are valid and binding obligations of CyberGate or the Subsidiaries, enforceable in accordance with their respective terms to the extent permitted by applicable law, and are in full force and effect; and CyberGate and the Subsidiaries are in compliance therewith. None of the Contracts relating to payments to CyberGate or the Subsidiaries for the provision of services to its customers fail to provide to CyberGate or the Subsidiaries consideration constituting a profit upon commercially reasonable terms and conditions, and none have, or may have, to the Shareholders' and CyberGate's knowledge, a material adverse effect on CyberGate's assets, properties, businesses, financial condition or prospects. No allegation or notice of default has been received by CyberGate, any of the Subsidiaries or any of the Shareholders with respect to the Contracts, and to the Shareholders' and CyberGate's knowledge, no other party to any of the Contracts is in default or breach thereof in any material respect.

          2.14.2 Neither CyberGate nor any of the Subsidiaries has given any power of attorney (whether revocable or irrevocable) to any individual or entity.

          2.14.3 Neither CyberGate nor the Subsidiaries is in default and there is no basis for any valid claim of default, in any respect under any of the Contracts.

          2.14.4 Schedule 2.14.4 hereto sets forth a list of all current warranties with respect to any products or services currently sold, distributed, offered, or licensed by CyberGate and the Subsidiaries. Except as set forth in Schedule 2.14.4, and other than those which are or may be provided by applicable law, there are no express or implied warranties outstanding with respect to any products or services created, sold, distributed, offered or licensed by CyberGate and the Subsidiaries.

      2.15 Litigation and Administrative Proceedings. Except as set forth in Schedule 2.15 hereto and except for governmental or regulatory proceedings generally applicable to those in the same business as CyberGate, there is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or, to the best of the Shareholders' and CyberGate's knowledge, threatened against or affecting CyberGate or any of the Subsidiaries or any of their respective assets or properties or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. There is no basis, or reason to know of any basis, for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in Schedule 2.15 could, if adversely decided, have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of CyberGate and the Subsidiaries.

          2.16      Tax Matters.

                    2.16.1    All Returns Filed. Except as set forth in
Schedule 2.16.1, all federal, state, local and foreign income, franchise, sales, use, excise, real and personal property, employment (including FICA and other payroll) and other tax returns, reports and declarations of every kind and nature (collectively, "Returns") required to be filed by or on behalf of CyberGate and the Subsidiaries on or before the Closing Date have been or will be filed and such Returns are not materially inaccurate and disclose all taxes (and other charges) expected to be due for the periods covered thereby. No extension of time in which to file any such Returns is currently in effect and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any such Returns.

                    2.16.2 All Taxes Paid. Except as on Schedule 2.16.2, all taxes (and other charges) shown on such Returns or otherwise required to be paid, and any deficiency assessments, penalties, interest and other charges with respect thereto, have been paid or reserved or accrued for in the Financial Statements, and there is otherwise no current liability for any unpaid taxes (or other charges) due which has not been paid or reserved or accrued for in connection with such Returns or otherwise. There are no tax liens (other than for taxes not yet due) on any of the assets or properties of CyberGate and, no basis exists for the imposition of any such liens.

                    2.16.3    Examinations, Etc. Except as disclosed on
Schedule 2.16.3 hereto, none of the Returns of CyberGate for tax years that remain open under any applicable statute of limitations have been examined by the IRS or other pertinent tax authorities and no deficiencies have been asserted or assessments made as a result of any such examinations (including all penalties and interest). No issues have been raised by (or are currently pending before) the IRS or any other taxing authority in connection with any of the Returns which could reasonably be expected to have a material adverse effect on the financial condition of CyberGate and the Subsidiaries, taken as a whole, if decided adversely to CyberGate, nor are there any such issues which have not been so raised but, if so raised by the IRS or any other taxing authority in connection with any of the Returns could, in the aggregate, reasonably be expected to have a material adverse effect on the financial condition of CyberGate other than those disclosed on Schedule 2.16.3 hereto.

                    2.16.4 Section 341(f). CyberGate has not filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

                    2.16.5    Withholding. Except as disclosed on Schedule
2.16.5 hereto, CyberGate has withheld from its employees and others (and timely remitted to the appropriate taxing authorities) proper and accurate amounts for all periods in compliance with all tax withholding provisions of applicable federal, state, foreign, local and other laws

(including, without limitation, income, withholding, social security, employment and other payroll taxes).

                  2.16.6      Foreign Person, Etc.  No Shareholder is a
"foreign person" as defined in Section 1445(f)(3) of the Code. Neither CyberGate nor any of the Subsidiaries has a permanent establishment in any foreign country, as defined in the applicable tax treaty, if any, between the United States and such foreign country. Neither CyberGate nor any of the Subsidiaries is, and never has been, a United States real property holding corporation within the meaning Section 897(c)(1)(A)(ii) of the Code and ACSI is not required to withhold tax on the purchase of the Shares by reason of Section 1445 of the Code. Neither CyberGate nor any of the Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code. Neither CyberGate nor any of the Subsidiaries has any foreign assets.

                  2.16.7 Parachute Payments. CyberGate has not made, has not become obligated to make nor will, as a result of any event connected with the acquisition of the Shares by ACSI or any other transaction contemplated herein, make or become obligated to make any "excess parachute payment" as defined in Section 280G of the Code.

                  2.16.8 Accounting; Tax Attributes. None of the assets or properties of CyberGate (a) is tax-exempt use property within the meaning of
Section 168(h) of the Code, (b) directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code, or (c) is required to be treated as property owned by another under Section 168(f) of the Code. Except as disclosed on Schedule 2.16.8 hereto, CyberGate has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the

Code. The basis of CyberGate in its assets is as set forth in its financial and tax records. Except as set forth on Schedule 2.16.8 hereto, CyberGate is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

                  2.16.9      Prior Consolidated Groups. Except as disclosed on
Schedule 2.16.9 hereto, CyberGate is not, and has never been, an includible corporation in an affiliated group of corporations within the meaning of
Section 1504 of the Code.

        2.17 Compliance with Laws. Except for such violations as would not individually or in the aggregate have a material, adverse effect on the business or assets of CyberGate, neither CyberGate nor any of the Subsidiaries has in the past been, nor is presently, in violation of, in respect of its operations, real property, machinery, equipment, all other property, practices and all other aspects of its businesses, any applicable law (whether statutory or otherwise), rule, regulation, order, ordinance, judgment or decree of any governmental authority (federal, state, local or otherwise) (collectively, "Laws"). Except as disclosed in Schedule 2.17 hereto, CyberGate has not received any notification of any asserted present or past failure of CyberGate to comply with any of such Laws.

        2.18 Environmental Compliance. Except as set forth on Schedule 2.18 hereto, no pollutants or other toxic, infectious or hazardous substances, material or wastes (collectively, the "Substances"), including any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis, chemicals or wastes (including material to be recycled, reconditioned or reclaimed), petroleum, petroleum derivatives and petroleum products, asbestos and asbestos-containing material, radon gas, methane gas, polychlorinated biphenyls ("PCBs") (including PCBs in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils or any other device or form) and any other substance, material or waste, which Substances may be regulated or prohibited by, or may support a cause of action, claim or proceeding under, any federal, state or local environmental statute or ordinance or regulations promulgated thereunder (including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Hazardous Material Transportation Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act, and the Federal Insecticide, Fungicide and Rodenticide Act), law, ordinance, regulation, rule, requirement, published policy, or right or remedy existing under common law or in equity (collectively, "Environmental Laws") have been, or, prior to the Closing, shall have been, used, installed, located, spilled, discharged, dispersed, released, stored, treated, generated, transported to or from, disposed of or allowed to escape on any real property in which CyberGate or the Subsidiaries has or has had an interest, including the soil and the surface and subsurface waters of such locations in such a manner so as to violate any of the Environmental Laws, or to give rise to liability or potential liability under the Environmental Laws or to create a cause of action under the Environmental Laws. No investigation, administrative order, governmental notice of noncompliance or violation, remediation action, plan, consent, order or agreement, civil or criminal litigation or settlement with respect to Substances or underground storage tanks is or at the Closing Date shall be proposed, threatened or in existence with respect to any real property in which CyberGate or the Subsidiaries has or has had an interest. There are not currently and there have never been any above-ground storage tanks or underground storage tanks located on any real property in which CyberGate or the Subsidiaries has or has had an interest.

          All real property in which CyberGate or the Subsidiaries has or has had an interest, the operations of CyberGate and the Subsidiaries and, to CyberGate's and the Shareholders' knowledge, all past operations on all such real property have at all times been, and at the Closing Date shall be, in compliance with all applicable Environmental Laws in all material respects. No notice shall have been served on or delivered to CyberGate or the Subsidiaries or shall exist with respect to any real property in which CyberGate or the Subsidiaries has or has had an interest from any entity, governmental or regulatory authority or individual claiming any violation of the Environmental Laws, demanding payment or contribution for environmental damage or injury to natural resources or requiring any environmental cleanup or assessment activities, nor is such notice threatened.

     2.19 Employee Benefits. Attached hereto as Schedule 2.19 is a written list of all employee benefit plans relating to employee benefits with respect to which CyberGate or the Subsidiaries has incurred or may incur any future or contingent obligations, including without limitation all plans, agreements or arrangements relating to stock purchase, stock ownership, stock options, stock appreciation rights, bonuses, severance arrangements, health and welfare benefits, vacation, sick leave, disability, insurance benefits and all other employee benefits or fringe benefits, whether or not such plans constitute "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively referred to as the "Plans"). Neither CyberGate nor any of the Subsidiaries has ever sponsored or contributed to, nor do any of them now sponsor or contribute to, (a) any plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other similar benefits, including without limitation any "employee pension benefit plans" within the meaning of Section 3(1) of ERISA, or (b) any "multiemployer plans" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. Neither CyberGate nor any of the Subsidiaries or Shareholders is now affiliated with, nor has any of them ever been affiliated with, any entity such that CyberGate or any of the Subsidiaries now has, or might have in the future, any multiemployer plan withdrawal liability under Subtitle E of Part IV of ERISA.

     CyberGate has made available to ACSI true and correct copies of each Plan, along with any related amendments, trust agreements and summary plan descriptions and the most recently dated Form 5500 annual reports and financial statements, if any.

     Each Plan is in full force and effect and has been administered and operated in all respects in accordance with its terms and applicable law.

     Neither CyberGate nor any of the Subsidiaries has engaged in, or assumed any liability or responsibility for, any transaction in connection with which any of them, directly or indirectly, would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

     Full payment has been made of all amounts which CyberGate or the Subsidiaries were required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the Closing Date.

     Other than for claims in the ordinary course of business for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or threatened, nor does there exist any basis therefor, which may result in any liability on the part of CyberGate or any Subsidiary with respect to any Plan or related trust.

     Except for continuation coverage under Sections 601 et seq. of ERISA, no former employee of CyberGate or the Subsidiaries, or any affiliate thereof, nor any dependent of any such former employee, is entitled to any medical or dental benefits under any Plan.

     CyberGate and the Subsidiaries have no remaining liability under any terminated employee benefit plan previously sponsored by any of them, and the termination of any and all such plans has been effected in compliance with the requirements of the Code and ERISA.

     2.20 Licenses and Permits. CyberGate and the Subsidiaries have all governmental licenses and permits and other governmental authorizations and approvals currently required for the conduct of their businesses as presently conducted ("Permits"). Schedule 2.20 hereto includes a list of all Permits.


     2.21 Relations with Suppliers and Customers. Neither CyberGate nor the Subsidiaries are required to provide any bonding or other financial security arrangements in connection with any transaction with any customer or supplier. To the best knowledge of CyberGate and the Shareholders, no supplier of CyberGate or the Subsidiaries will cease to do business with CyberGate or the Subsidiaries after the consummation of the transactions contemplated hereby, and no customer has notified CyberGate or the Subsidiaries that it will cease to do business with CyberGate or the Subsidiaries after the consummation of the transactions contemplated hereby, to the extent that the failure to continue such business would have a material, adverse effect on CyberGate's or the Subsidiaries' business or assets when taken as a whole.

     2.22 Interest in Competitors, Suppliers, Customers, Etc. Except as disclosed in Schedule 2.22 hereto, neither of the Shareholders nor any officer or director of CyberGate nor any affiliate of any such Shareholder, officer or director has any ownership interest (other than the ownership, as a passive investment, of less than 2% of the equity securities or other ownership interests of any entity) in any competitor, supplier or customer of CyberGate or any individual piece of property with a value of at least $7,500 used in the operation of the business of CyberGate.

     2.23 Employment Matters. Schedule 2.23 hereto is a list of all written employment contracts and all written pension, bonus, profit sharing, stock option, life, health, retirement, welfare, or other agreements or arrangements providing for employee remuneration or benefits to which CyberGate or the Subsidiaries are a party or by which they are bound, and all these contracts and arrangements are in full force and effect. There have been no claims of defaults and there are no facts or conditions which if continued, or with the giving of notice, will result in a default under these contracts or arrangements.

     2.24 Discrimination; Occupational Safety; Labor. No person or party (including, but not limited to, governmental or regulatory authorities of any kind) has any claim presently pending, or, to the best knowledge of CyberGate and the Shareholders, a reasonable basis for any action or proceeding, against CyberGate or the Subsidiaries arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, but without limiting the foregoing, The Fair Labor Standards Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. 1981 or the Age Discrimination in Employment Act of 1967, as amended), which, if upheld, would have an adverse effect on the assets, properties, business or condition, financial or otherwise, of CyberGate and the Subsidiaries. There is no pending, or to the best knowledge of the Shareholders and CyberGate threatened, federal or state equal employment opportunity enforcement action or similar proceeding or labor dispute, strike, or work stoppage affecting CyberGate's or the Subsidiaries' businesses. Neither CyberGate nor the Subsidiaries have any collective bargaining or similar agreements, nor do they have any obligation to bargain with any labor organization as the representative of CyberGate's or the Subsidiaries' employees, and there is neither pending, nor to the best knowledge of the Shareholders and CyberGate, threatened, any labor dispute, strike or work stoppage which affects or which may affect the business of CyberGate or the Subsidiaries or which may interfere with the continued operation of CyberGate or the Subsidiaries. No present or former employee of CyberGate or the Subsidiaries has any claim against CyberGate for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year or carried over from prior years, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

     2.25 Related Transactions. Except as set forth on Schedule 2.25, neither CyberGate nor any of the Subsidiaries has made or entered into any loan, contract, lease or commitment, whether oral or written, with any of the Shareholders or any officer, director, employee, shareholder or partner of any of CyberGate, the Subsidiaries or the Shareholders or with any affiliate or associate of any of the foregoing, under which CyberGate or the Subsidiaries have continuing obligations and except for normal compensation arrangements with CyberGate's officers and employees, all of which are reasonable in amount and terminable by CyberGate on 30 days' notice.

     2.26 Brokers and Finders. Neither the Shareholders nor CyberGate (nor any of their respective officers, directors, employees, affiliates, associates, or family members) has employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

     2.27 Questionable Payments. None of CyberGate, the Subsidiaries or the Shareholders, or any director, officer, agent, employee or other person associated with or acting on behalf of CyberGate or the Subsidiaries has directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to government officials or employees or to political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (e) made any false or fictitious entry on the books or records of CyberGate or the Subsidiaries; (f) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (g) made any unlawful bribe or other unlawful payment of a similar or comparable nature to any person or entity, private or public, regardless of form, to obtain favorable treatment in securing business or to obtain special concessions or treatment. Neither CyberGate nor the Subsidiaries has any foreign assets or foreign operations.

     2.28 Books and Records. The books and records of CyberGate have been maintained in accordance with generally accepted accounting principles, and accurately reflect in all material respects the business, assets, properties, rights, obligations, liabilities and operations of CyberGate and the Subsidiaries.

     2.29 Bank Accounts; Safe Deposit Boxes. Schedule 2.29 hereto sets forth the names and locations of all banks in which CyberGate or the Subsidiaries has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

     2.30 Full Disclosure. The Shareholders and CyberGate have disclosed in writing in, or pursuant to, this Agreement all material facts relating to the business, operations, assets or condition (financial or otherwise) of CyberGate and the Subsidiaries. No representation or warranty to ACSI contained in this Agreement, and no statement contained in the disclosure, the Schedules to this Agreement, any certificate, list or other writing furnished to ACSI pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

     2.31 Effect of Certificates. All certificates of the Shareholders and/ or CyberGate or CyberGate's officers delivered hereunder shall be deemed to be additional representations and warranties of the Shareholders and CyberGate, respectively.

     2.32 Acquisition for Investment. The Shareholders represent and warrant that they have received and carefully reviewed ACSI's Form 10-KSB, as amended, for the fiscal year ended June 30, 1996 (the "Annual Report"), ACSI's Proxy Statement prepared for its annual meeting on November 15, 1996 (the "Proxy Statement"), ACSI's quarterly report on Form 10-QSB for the quarter ended September 30, 1996 (the "Quarterly Report"), and ACSI's Form 8-K dated December 10, 1996 (the "Form 8-K"; the Quarterly Report, the Annual Report, the Proxy Statement, the Quarterly Report and the Form 8-K being hereinafter collectively referred to as the "Reports"). The Shareholders further represent and warrant that they have been advised that the ACSI Common Stock has not been registered under the 1933 Act or applicable state securities laws and that such securities are being offered and sold pursuant to exemptions from such laws and that ACSI's reliance upon such exemptions is predicated in part on the Shareholders' representations as contained herein. The Shareholders represent that they understand that the shares of ACSI Common Stock to be received by them hereunder will be "Restricted Securities" within the meaning of Rule 144 promulgated pursuant to the 1933 Act and that the certificates representing such shares of ACSI Common Stock will bear restrictive legends to that effect. The Shareholders represent and warrant that they are acquiring the ACSI Common Stock for their own accounts and for investment and without the present intention of reselling or redistributing the same (except in accordance with clauses (A) or (B) below and Section 4.6 hereof). The Shareholders further represent and agree that if, contrary to the foregoing intentions, either of them should later desire to dispose of or transfer any of the ACSI Common Stock in any manner, they shall not do so without first obtaining (A), at the request of ACSI, an opinion of counsel satisfactory to ACSI that such proposed disposition or transfer lawfully may be made without the registration of such ACSI Common Stock pursuant to the 1933 Act and applicable state securities laws, or (B) such registration. The Shareholders represent and warrant that they are accredited investors within the meaning of Rule 501 under the 1933 Act and that they can bear the economic risk of a complete loss of their investment in ACSI Common Stock.

     2.33 Export Law Compliance. Except as described in Schedule 2.33 hereto, neither CyberGate nor any predecessor, division or Subsidiary currently exports, or has in the past exported, any products or provided any services, directly or indirectly to any foreign individual or entity.


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ACSI

     As of the Closing Date, ACSI represents and warrants to the Shareholders as follows:

     3.1 Organization and Qualification. ACSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     3.2 Authority. ACSI has full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by ACSI, and no other corporate proceedings on the part of ACSI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ACSI, and constitutes a legal, valid and binding agreement of ACSI.

     3.3 Consents and Approvals. There is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for ACSI to consummate the transactions contemplated hereby and fully perform its obligations hereunder, excluding, however, any authorization, consent, order, approval or filing which shall have been obtained or made by ACSI prior to the Closing or which the Shareholders and/or CyberGate are required to obtain or give.

     3.4 Absence of Conflicts. The execution, delivery and performance by ACSI of this Agreement and the consummation by ACSI of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which ACSI is subject, (ii) violate any order, judgment or decree applicable to ACSI or (iii) conflict with, or result in a material breach or default under, any term or condition of the Amended and Restated Certificate of Incorporation or By-Laws of ACSI or any material agreement or other material instrument to which ACSI is a party or by which ACSI is bound.

     3.5 Litigation and Administrative Proceedings. There is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or, to the best knowledge of ACSI, threatened against or affecting ACSI which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. To the best knowledge of ACSI, there is no basis for any such claim, action, suit, proceeding or investigation.

     3.6 No Material Misstatements. ACSI has previously delivered the Reports to the Shareholders. The Reports do not contain an untrue statement of a material fact and do not omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading. Since the respective dates of the Reports, there have been no changes, except as contemplated therein, which would render the statements therein materially untrue or cause the statements therein, in light of the circumstances under which they were made, to be materially misleading.

     3.7 Brokers and Finders. Except as declared in Schedule 3.7 hereto, neither ACSI nor its officers, directors, employees, affiliates or associates has employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE IV

                    COVENANTS OF SHAREHOLDERS AND CYBERGATE

     The Shareholders and CyberGate covenant to ACSI, jointly and severally, as follows:

     4.1 Conduct of Business. Subsequent to the date hereof and prior to the Closing Date, CyberGate and the Subsidiaries shall conduct their respective businesses only in the ordinary course of business, except as otherwise permitted by this Agreement or consented to by ACSI in writing. Without limiting the generality of the foregoing covenant, each of CyberGate and the Subsidiaries shall (a) maintain its Articles of Incorporation and By-laws in their respective forms as they exist on the date of this Agreement, (b) at all times keep full and complete books and records both consistently and in accordance with GAAP;
(c) maintain in full force and effect the insurance policies heretofore maintained by CyberGate or the Subsidiaries (or policies providing substantially the same coverage); (d) preserve its property in good condition;
(e) preserve its business organization intact and preserve for ACSI the goodwill of customers, suppliers and others having business relationships with CyberGate or the Subsidiaries; (f) conduct its business in substantial compliance with all laws, regulations and ordinances applicable to its business; (g) promptly advise ACSI in writing of any material adverse change in its business or assets; and (h) furnish ACSI all interim financial statements of CyberGate or the Subsidiaries as soon as they become available.

     4.2 Negative Covenants. Subsequent to the date hereof and prior to the Closing Date, none of CyberGate or any of the Subsidiaries will, except as otherwise permitted by this Agreement or consented to by ACSI in writing, (a) incur any trade accounts payable except in the ordinary course of business or make any commitment to purchase quantities of any item in excess of quantities normally purchased in the ordinary course of business; (b) increase its indebtedness for borrowed money by more than $25,000 in the aggregate; (c) except for encumbrances disclosed on Schedules 2.11(c) and 2.11(f), subject any of its assets to encumbrances; (d) guarantee the obligations of any other person; (e) merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire, any business or any proprietorship, firm, association, corporation or other business organization or corporation; (f) increase or decrease the rate of compensation of or pay any unusual compensation to any officer or employee, or enter into any agreement to increase or decrease the rate of compensation of or to pay any unusual compensation to any officer or employee;
(g) enter into any collective bargaining agreement, or create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increase the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; (h) make any representation to anyone indicating any intention of ACSI to retain, institute, or provide any employee benefit plans, or represent in any manner that any officer or employee of CyberGate or any Subsidiaries will be employed by ACSI after the Closing, provided, however, that CyberGate and ACSI shall jointly meet with the employees of CyberGate and the Subsidiaries as soon as practicable following execution of this Agreement to explain employment and benefits to be offered by ACSI upon Closing; (i) issue any shares of its capital stock, any security convertible into or exchangeable for such stock, or any warrant, option or other right to purchase or acquire such security; (j) declare or pay any dividend or make any distribution with respect to, or purchase or redeem, shares of its capital stock; (k) sell or dispose of any of its material assets other than in the ordinary course of business consistent with past practices; (l) make any capital expenditures in excess of an aggregate of $25,000.00 in the aggregate; (m) enter into any contract or commitment of a type required to be disclosed on any Schedule to this Agreement, other than contracts entered into in the ordinary course of business consistent with past practices; or (n) enter into any contract or agreement, oral or written, to do any of the foregoing.

     4.3 Access. Between the date hereof and the Closing Date, each of CyberGate and the Subsidiaries shall give to ACSI and its designees full access, during normal business hours and upon reasonable notice, in such a manner as not to disrupt normal business activities, to their respective premises, properties, material contracts and books of accounts and records reasonably relevant to an evaluation of their respective assets, liabilities and businesses. CyberGate and the Subsidiaries will also cause their respective officers to furnish any and all material financial, technical and operating data and other material information pertaining to CyberGate's and the Subsidiaries' respective assets, liabilities and businesses as is reasonably available and as ACSI shall from time to time reasonably request for such purpose. ACSI will hold, and will cause all of its directors, officers, employees and representatives to hold, in complete confidence, all information so obtained and will use such information only for the purpose of (a) evaluating the accuracy of the representations made by CyberGate and the Shareholders herein, (b) determining whether the conditions to Closing set forth in Article VIII have been satisfied, (c) obtaining any approval or consent necessary for ACSI to consummate the transactions contemplated hereby and (d) making any public or other announcement which ACSI deems necessary or appropriate pursuant to the provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder. If the transactions contemplated herein are not consummated as contemplated herein, ACSI will return all information and data to CyberGate and will not disclose any such data or information to any other person, except as otherwise required by law, including, but not limited to, the 1933 Act, the 1934 Act, and the rules and regulations promulgated thereunder, or judicial or administrative proceedings. Such obligation of confidentiality shall not extend to any information which is shown to have been previously known to ACSI by any means other than disclosure pursuant hereto, or generally known to others engaged in the same trade or business as ACSI, or that is part of public knowledge, and shall not extend beyond the Closing Date.

     4.4 Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Shareholders and CyberGate will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, including, but not limited to, the matters set forth in Article VIII hereof, necessary to consummate and make effective the transactions contemplated by this Agreement consistent with the terms of this Agreement, insofar as such matters are within the control of any of them.

     4.5 Consents and Approvals. The Shareholders and CyberGate agree to use all reasonable efforts to make all registrations, filings and applications, and give all notices and obtain all governmental and other consents, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated by, or the performance by the Shareholders and CyberGate of their obligations under, this Agreement, or which may become reasonably necessary or desirable in connection with any of the foregoing, in each case upon terms and conditions reasonably satisfactory to ACSI and its counsel.

     4.6 Disposition of ACSI Common Stock. Notwithstanding anything in this Agreement, or in any other agreement delivered pursuant hereto, including, but not limited to, the Registration Rights Agreement (as hereinafter defined), the Shareholders agree that with the exception of (i) gratuitous transfers of shares of ACSI Common Stock to an entity of which a Shareholder controls a majority of the voting or other decision-making power thereof or the ability to control the disposition of the assets held thereunder, (ii) the transfer of up to 18,000 shares of ACSI Common Stock to Thomas R. Benham, Jr., and (iii) the transfer of up to 15,000 shares of ACSI Common Stock to individuals who are currently employees of CyberGate or the Subsidiaries and up to 10,000 shares to employees of entities controlled by Van Arnem (with such transfer in each case being conditioned upon the transferee of such shares agreeing to be bound by the provisions of this Section 4.6); they shall not make any sale or other transfer of shares of ACSI Common Stock prior to the later of (a) 210 days from the effective date of a registration statement relating to ACSI's next underwritten public equity offering (the "Lock-up Date"), or (b) the effective date of a registration statement filed for their benefit pursuant to the terms of the Registration Rights Agreement (the "Effective Date") and that from the later of the Lock-up Date and the Effective Date, and for a period of eighteen (18) months thereafter, Benham shall sell or otherwise transfer for value no more than 27,777 shares of ACSI Common Stock per month and Van Arnem shall sell or otherwise transfer for value no more than 27,778 shares of ACSI Common Stock per month (which amounts may be cumulated from month to month if less than the maximum number of shares of ACSI Common Stock are sold during any month).

     4.7 Further Assurances. After the Closing, Shareholders shall from time to time, at the reasonable request of ACSI and at the cost and expense of ACSI, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

     4.8  Exclusivity.

          (a) For the period from the date hereof until December 31, 1996 (the "Exclusivity Period"), neither CyberGate nor the Shareholders shall, nor shall CyberGate or the Shareholders authorize or permit any of their respective affiliates to, nor shall CyberGat or the Shareholders authorize or permit any officer, director or employee of CyberGate or the Shareholders, or any investment banker, attorney or other adviser or representative of, CyberGate, any of its affiliates or the Shareholders to, (A) solicit or initiate, or encourage the submission of, or respond to inquiries or proposals regarding, any takeover proposal (as defined below) with respect to CyberGate or any issuance of equity or debt securities by CyberGate ("proposed securities issuance"), (B) enter into any agreement, arrangement or understanding with respect to any takeover proposal or proposed securities issuance, or (C) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal or proposed securities issuance, other than a transaction with ACSI; provided that upon expiration of the Exclusivity Period (or any subsequent 7-day period contemplated by this proviso) the Exclusivity Period shall be extended for an additional 7 days unless either party has provided prior written notice to the other party that it does not desire to so extend the Exclusivity Period.

          (b) CyberGate or the Shareholders, as the case may be, will immediately notify ACSI of the occurrence of any takeover proposal or any proposed securities issuance.

          (c) For purposes of this Agreement, "takeover proposal" means (A) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of CyberGate or the Subsidiaries or of any voting securities of, or equity interest in, CyberGate or the Subsidiaries (including, without limitation, from the Shareholders) or which would require approval under any federal, state or local law, rule, regulation, judgment, injunction or other governmental rule governing or relating to the current or contemplated business operations of CyberGate or the Subsidiaries, or any merger, consolidation, business combination, sale of a material portion of the assets, recapitalization, liquidation, dissolution or similar transaction involving CyberGate or the Subsidiaries or any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated hereby or which would reasonably be expected to dilute materially the benefits to ACSI of the transactions contemplated hereby and (B) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase, by operation of law or otherwise of any beneficial interest in equity securities of CyberGate or the Subsidiaries (or interest therein) beneficially owned by the Shareholders or any of their associates or affiliates.

                                   ARTICLE V

                               COVENANTS OF ACSI

     ACSI covenants to the Shareholders as follows:

     5.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, ACSI will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, including, but not limited to, the matters set forth in Article VIII hereof, to consummate and make effective the transactions contemplated by this Agreement, insofar as such matters are within its control.

     5.2 Consents and Approvals. ACSI agrees to use all reasonable efforts to make all registrations, filings and applications, and give all notices and obtain all governmental and other consents, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated by, or the performance by ACSI of its obligations under, this Agreement, or which may become reasonably necessary or desirable in connection with any of the foregoing, in each case upon terms and conditions reasonably satisfactory to the Shareholders and their counsel.

     5.3 Retention of Records. After the Closing, ACSI will retain all of CyberGate's books and records in its possession in accordance with ACSI's policies for retention of its own books and records, and upon reasonable notice and during ACSI's regular business hours and at reasonable intervals, will provide the Shareholders, and their respective agents and representatives designated in writing, access to CyberGate's books and records, concerning periods prior to the Closing Date and the transactions contemplated hereby or the disclosures, representations, warranties or covenants contained herein, in ACSI's possession.

     5.4 Release of Libra and Gemini. After the Closing, ACSI shall use its reasonable efforts to obtain the release of Libra Global Services, Inc. ("LGS") and Gemini Group Inc. ("Gemini") or any of its subsidiaries from any agreement to which LGS or Gemini is a party and pursuant to which LGS or Gemini acts as a guarantor or co-obligor if the benefits of such agreement following the Closing run exclusively to CyberGate. The parties hereto specifically agree that ACSI shall not be obligated to (i) pay any amount of money in order to obtain the release or (ii) assume any obligation which is prohibited by any other agreement to which ACSI is a party, in order to obtain such release. In the event ACSI is unable to obtain the release of Gemini or Libra from any agreement referred to in the first sentence of this Section 5.4, ACSI shall indemnify Libra and Gemini for any payment actually made and all reasonable expenses incurred by either of them pursuant to such agreement.

     5.5 Post-Closing Operating and Accounting Procedures. After the Closing, ACSI shall use all reasonable efforts to maximize CyberGate's EBITDA. ACSI shall fairly and accurately attribute to CyberGate only those expenses that, according to GAAP, are related directly to CyberGate's activities and shall credit CyberGate with all revenue, according to GAAP, for which CyberGate was responsible.

     5.6 Further Assurances. After the Closing, ACSI shall from time to time, at the reasonable request of the Shareholders and at the cost and expense of the Shareholders, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

                                   ARTICLE VI

                                MUTUAL COVENANTS

     Each of the parties hereto covenants as follows:

     6.1 Confidentiality. Except as otherwise required by law or judicial or administrative proceedings, including proceedings between the parties with respect to the transactions contemplated hereby, and then only to the extent specifically required by such proceedings, and except for the purposes enumerated in Section 4.3 hereof, each of the parties agrees not to (i) disclose any information heretofore or hereafter obtained from the other party with respect to the financial condition, results of operations or methods of operation of CyberGate or ACSI (collectively, the "Confidential Information"), to any individual or entity (other than its directors, officers, employees, agents and representatives with a need to know such Confidential Information in order to consummate the transactions contemplated hereby) or (ii) use any Confidential Information for any purpose other than, with respect to ACSI's use of Confidential Information concerning CyberGate and the Subsidiaries only, operating the acquired businesses after the Closing Date.

     6.2 Tax Reporting. The parties agree for tax purposes to report the transactions contemplated by this Agreement, and to treat any subsequent related transactions or items, in a manner consistent in all respects with the terms and provisions of this Agreement.

     6.3 Cooperation. The parties agree to cooperate for all other reasonable purposes after the Closing, including with respect to any audit by any taxing authority of any of the income tax or other tax returns of CyberGate.

                                  ARTICLE VII

                           SURVIVAL; INDEMNIFICATION

     7.1 Survival. All representations and warranties contained herein, or made in writing by any party in connection herewith, shall survive the Closing until January 31, 1998, subject to the other pertinent clauses of this Agreement, including Section 7.2(d), and the Indemnification Escrow Agreement. All covenants contained herein and all other obligations of the parties hereto to be performed after the Closing shall survive until performed fully.

     7.2  Indemnification.

          (a) The Shareholders, severally with respect to their individual representations, warranties, breaches and covenants, and CyberGate and the Shareholders, jointly and severally with respect to CyberGate's representations, warranties, breaches and covenants, agree to indemnify and hold ACSI and its affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and attorneys' fees and expenses) (individually, a "Loss", and collectively, "Losses") arising out of or relating to (i) any breach of any representation or warranty of CyberGate or the Shareholders contained herein or any related Schedule, or set forth in any closing certificate or other document delivered in connection with the transactions contemplated by this Agreement; and (ii) any breach of any covenant or obligation of CyberGate or the Shareholders contained in this Agreement or in any other closing document. No due diligence or other investigation of CyberGate, its properties, business or operations performed by or on behalf of ACSI shall have the effect of limiting the Shareholders' indemnification obligations as set forth herein.

          (b) Without limitation as to the indemnification set forth in subsection (a) hereof, but subject to the Basket (as hereinafter defined), each of the Shareholders agrees, jointly and severally, to indemnify and hold ACSI and its affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing, harmless from and against (i) any federal, state, local and foreign income, franchise, sales, use, excise, real and personal property, employment (including but not limited to FICA and other payroll) or any other tax liabilities or other charges of every kind and nature (including, without limitation, any penalties and/or interest) of or incurred by CyberGate or the Subsidiaries for any taxable year or other period the Return for which was filed or due on or before the Closing Date which have not been previously paid or accrued for in the Financial Statements; (ii) the Shareholders' pro-rata share of any federal, state, local and foreign income, employment or other tax liabilities or charges incurred by CyberGate or the Subsidiaries for any taxable year or other period beginning before and ending after the Closing Date, to the extent in excess of the liability for taxes (excluding any liability for deferred taxes established to reflect timing differences between book and tax income) set forth or included in its most recent balance sheet contained in the Financial Statements or as disclosed on
Schedule 2.16.2, and (iii) all federal, state, local and foreign income, employment or other tax liabilities or charges of any corporation other than CyberGate which was at any time prior to the Closing Date a member of an "affiliated group" of corporations that included CyberGate. For purposes of this Subsection 7.2(b), in the case of any taxable period beginning before and ending after the Closing Date, for purposes of determining the amount of the Shareholders' liability for taxes attributable to the portion of the taxable period ending on or before the Closing Date: (A) in the case of sales, use, payroll or excise taxes or taxes based upon or related to income, such portion of the taxable period shall be deemed to be a separate taxable year and the Shareholders' liability shall be determined by taking into account all items of income, gain, loss, deduction or credit on a basis consistent with that employed in preparing the federal income tax return of CyberGate for the taxable year ending on the Closing Date and the relevant state or local tax return for prior years, and (B) in the case of other taxes, the Shareholders' liability shall equal a pro-rata portion of the liability for taxes for the entire taxable period based on the ratio of the number of days from the beginning of such taxable period through the Closing Date to the total number of days included in such taxable period.

          (c) ACSI agrees to indemnify and hold the Shareholders harmless from and against any Losses arising out of or relating to (i) any breach of any representation or warranty of ACSI contained herein or in any related Schedule, or set forth in any closing certificate or other document delivered in connection with the transactions contemplated by this Agreement; and (ii) any breach of any covenant or obligation of ACSI contained in this Agreement or in any other closing document.

          (d) Except as otherwise specifically set forth herein, the indemnity provided in this Agreement shall not apply until, and to the extent, the cumulative amount of all Losses and tax liabilities incurred by the party seeking indemnification shall exceed $100,000 in the aggregate (the "Basket"). Notwithstanding the foregoing, (i) the Basket shall not apply to (A) the indemnities provided in this Agreement for breach of any non-competition or confidentiality obligation contained herein or in any other closing document,
(B) any failure of title to the Shares, (C) a breach of the representations and warranties in Sections 2.2 and 2.3, or (D) any fraud, willful misconduct, gross negligence or criminal action on the part of the parties hereto; and (ii) nor shall the Basket apply to a breach of the representations and warranties contained in Sections 2.9 and 2.16 with respect to which the indemnity provided in this Agreement shall not apply until, and to the extent, the cumulative amount of all Losses and tax liabilities incurred by the party seeking indemnification pursuant to such sections shall exceed $37,500 in the aggregate. The indemnity obligations of the Shareholders set forth above shall be limited to the value of the Indemnification Shares held in escrow at the time a claim for indemnification is made hereunder and ACSI shall have the right of set off, if any, for any claim for indemnification against the Indemnification Shares pursuant to the terms of the Indemnification Escrow Agreement.

     7.3  Indemnification Procedure.

          (a) An indemnified party (the "Indemnified Party") under this Article VII shall give prompt written notice to each potentially liable person or entity (the "Responsible Party") (when and to the extent that the Indemnified Party has actual knowledge thereof) of an Indemnification Event (as defined hereinafter); provided however, that the failure to so notify the Responsible Party shall not relieve the Responsible Party of any indemnification obligation hereunder unless such failure substantially prejudices the Responsible Party. An "Indemnification Event" shall be any condition, event or occurrence, or the commencement of any action, suit or proceeding, for which indemnification may be sought hereunder, and, except as otherwise provided in subsection (b) hereof, the Responsible Party, through counsel reasonably satisfactory to the Indemnified Party, shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense; and provided further, that any Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Responsible Party if, in the good faith judgment of the Indemnified Party's counsel, representation by the Responsible Party's counsel may present a conflict of interests. In any event, if the Responsible Party fails to assume the defense within a reasonable time, the Indemnified Party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in this Article VII. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of either the Indemnified Party or the Responsible Party without the prior written consent of such party (which shall not be unreasonably withheld). Notwithstanding anything in this
Section 7.3 to the contrary, the Responsible Party shall not, without the written consent of the Indemnified Party, settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding. The Responsible Party shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity provided for in this Article VII.

     (b) In the case of any proposed or actual assessment of tax liabilities for which ACSI is entitled to indemnification from the Shareholders as provided in Subsection 7.2(b), ACSI shall give written notice to the Shareholders as provided in Subsection 7.3(a) hereof and shall contest such proposed or actual assessment through the administrative review or appeal procedures available under the relevant tax laws and regulations, provided, however, that the Shareholders may, at their option, undertake such contest if the result of any such contest would be to trigger the Shareholders' indemnification obligations hereunder. ACSI and the Shareholders shall keep each other fully informed as to the progress of such contest. If at any point prior to the termination of the administrative review process, the Shareholders notify ACSI in writing that they are willing to accept a settlement proposed by the relevant taxing authority with respect to such proposed or actual assessment of tax liabilities, ACSI will settle the proposed or actual tax assessment, and ACSI shall immediately be entitled to indemnification hereunder. If the Shareholders never elect to request ACSI to settle and such administrative review process is unsuccessful at eliminating the proposed tax, ACSI shall be entitled to pay the tax (and any penalties and interest) and be entitled to indemnification; provided, that if within ten (10) days of receipt from ACSI of notice that it is paying the tax, the Shareholders notify ACSI of their desire to contest the proposed or assessed tax deficiency in the courts, the Shareholders shall be entitled to do so provided that (a) if the proposed or actual tax deficiency is contested in tax court, the Shareholders shall pay from their own sources any amount of taxes, penalties and interest determined to be due that are in excess of that previously proposed by ACSI to be paid, and (b) if the proposed or actual tax deficiency is contested by suit for refund in any other court, ACSI shall be entitled to indemnification hereunder and if the outcome of the contest determines that the tax paid should be refunded, such refund shall be returned to ACSI or to the Shareholders if and to the extent ACSI has previously been indemnified for such payment. Any post-administrative review contest shall be conducted at the sole cost and expense of the Shareholders.

     7.4 Treatment as Adjustment of Purchase Price. Any indemnity payment received by a party hereunder shall be treated as an adjustment of the Purchase Price. However, in the event that the Internal Revenue Service or any other taxing authority determines that such indemnity payment constitutes taxable gain or income to the indemnified party, the indemnifying party shall increase the amount otherwise required to be paid so that the

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

indemnified party, receives, on an after-tax basis, an amount equal to the amount it would have received had the indemnity not resulted in taxable gain or income.

                                  ARTICLE VIII

                      CLOSING DELIVERIES AND REQUIREMENTS

     The following deliveries and conditions shall be made or satisfied at the Closing unless waived in writing or subject to a post-Closing agreement:

     8.1 Conditions Precedent to ACSI's Obligation to Close. ACSI's obligations to consummate the transactions hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, compliance with which or the occurrence of which may be waived in writing, in whole or in part, by ACSI prior to the Closing.

          (a) At the Closing Date, the Shareholders shall have obtained clear and unencumbered title to the Shares and shall transfer the same to ACSI.

          (b) As of the Closing Date (i) all of the representations and warranties made by CyberGate and the Shareholders herein and in any Schedule or Exhibit hereto shall, in all material respects, be true and correct, (ii) all of the obligations of CyberGate and the Shareholders to be performed on or before the Closing Date shall have been performed, (iii) none of the events specified in Section 2.10 shall have occurred, and (iv) ACSI shall have received a certificate from each of the Shareholders and CyberGate, dated as of the Closing Date, to the effect of the matters listed in subsections (i), (ii) and (iii) of this subsection (a).

          (c) CyberGate or the Shareholders, as the case may be, shall have executed and delivered to ACSI each of the agreements, certificates and other documents to be delivered to ACSI pursuant to Section 8.3 hereof.

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

          (d) All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions listed on Schedule 2.5 hereto or otherwise required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by and the performance by CyberGate and the Shareholders of their respective obligations under this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated.

          (e) As of the Closing Date, CyberGate shall have had an average of at least $450,000 in total monthly revenues for each of the last two calendar months immediately preceding such Closing Date and the President of CyberGate shall have delivered a certificate to that effect to ACSI.

          (f) As of the Closing Date, CyberGate shall have provided ACSI with evidence, reasonably satisfactory to ACSI and its counsel, that the contracts listed on Schedule 8.1(e) shall remain in full force and effect following the consummation of the transactions contemplated hereby.

          (g) As of the Closing Date, CyberGate shall have retired (i) all shares of its capital stock, other than the Shares, (ii) cancelled without payment any accrued, accumulated or declared and unpaid dividends associated with any share of capital stock, and (iii) cancelled any option relating to the purchase or sale of any shares of CyberGate's capital stock, whether issued by CyberGate or either of the Shareholders, all upon such terms and conditions as are acceptable to ACSI in the exercise of its sole discretion.

          (h) On or prior to the Closing Date CyberGate shall have acquired the twenty percent (20%) of FloridaNet, Inc. not already owned by it from Thomas Benham, Jr. on such terms and conditions as are acceptable to ACSI in the exercise of its sole discretion.

          (i) Effective simultaneous with the Closing, each of CyberGate's directors and officers shall resign.

          (j) ACSI shall have obtained any required consents of the holders of its 13% Senior Discount Notes due 2005 issued pursuant to that certain Indenture, dated November 14, 1995, by and between ACSI and Chemical Bank, as Trustee, as previously supplemented, and the holders of its 12-3/4% Senior Discount Notes due 2006 issued pursuant to that certain Indenture, dated March 4, 1996, by and between ACSI and Chemical Bank, as Trustee, and such Indentures shall have been supplemented as necessary.

          (k) Pacific Atlantic Lease Management Corporation shall have executed and delivered to CyberGate a non-exclusive assignment of CyberGate's current accounting software (the "Software Assignment") which Software Assignment shall provide for the payment of $100,000 over a three year period at 8.25% per annum by CyberGate and be on such other terms and conditions as are reasonably acceptable to ACSI.

          (l) Acquisition Management Corporation ("AMC") and CyberGate shall have entered into a Facilities Management Agreement (the "FMA") for approximately 6,854 square feet of office space located at 1301 West Newport Center Drive, Deerfield Beach, Florida, with an option, exercisable after 90 days upon 90 days' prior written notice, to acquire the remainder of the space in the building, which Sublease shall provide for the payment of $12.00 per square foot, plus pass-throughs, for a term of three years, shall provide CyberGate with indemnification from AMC should the FMA prove invalid or unenforceable and shall be on such other terms and conditions as are reasonably acceptable to ACSI.

          (m) No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the consummation of the transactions contemplated by, or the performance by CyberGate, the Shareholders or ACSI of their respective obligations under this Agreement or which seeks other relief with respect to any of such transactions or which could reasonably be expected to have a materially adverse effect on the business, results of operations, assets, financial condition or prospects of CyberGate. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement or the Indemnification Escrow Agreement.

     8.2 Conditions Precedent to Shareholders' Obligation to Close. The Shareholders' obligations to consummate the transactions hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, compliance with which or the occurrence of which may be waived in writing, in whole or in part, by the Shareholders prior to the Closing.

          (a) At the Closing Date, the Shareholders shall have obtained clear and unencumbered title to the Shares.

          (b) As of the Closing Date (i) all of the representations and warranties made by ACSI herein and in any Schedule or Exhibit hereto shall, in all material respects, be true and correct, (ii) all of the obligations of ACSI to be performed on or before the Closing Date shall have been performed and (iii) the Shareholders shall have received a certificate from ACSI, dated as of the Closing Date, as to the effect of the matters listed in subsections (i) and (ii) of this subsection (a).

          (c) ACSI shall have executed and delivered to the Shareholders each of the agreements, certificates and other documents to be delivered to the Shareholders pursuant to Section 8.4 hereof.

          (d) ACSI shall have obtained any required consents of the holders of its 13% Senior Discount Notes due 2005 issued pursuant to that certain Indenture, dated November 14, 1995, by and between ACSI and Chemical Bank, as Trustee, as previously supplemented, and the holders of its 12-3/4% Senior Discount Notes due 2006 issued pursuant to that certain Indenture, dated March 4, 1996, by and between ACSI and Chemical Bank, as Trustee, and such Indentures shall have been supplemented as necessary.

          (e) No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the consummation of the transactions contemplated by, or the performance by CyberGate, the Shareholders or ACSI of their obligations under, this Agreement. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement or the Indemnification Escrow Agreement.

      8.3 Closing Deliveries of CyberGate and the Shareholders. At the Closing, CyberGate or the Shareholders, as the case may be, shall deliver, or cause to be delivered, the following documents:

          (a) The Shareholders shall deliver to ACSI certificates representing the Shares, with any required stock transfer stamps affixed, duly endorsed for transfer or with stock powers duly executed in blank attached, in good form for delivery. The Shareholders shall also duly execute and deliver to the Escrow Agent, to be held in accordance with the Indemnification Escrow Agreement, stock powers in blank, in good form for delivery, covering the Indemnification Shares, including signature guarantees.

          (b) The Shareholders and CyberGate shall deliver to ACSI evidence reasonably satisfactory to ACSI and its counsel of all consents and approvals required in connection with the performance by the Shareholders or CyberGate of their respective obligations under this Agreement and the consummation by the Shareholders and CyberGate of the transactions contemplated hereby.

          (c) CyberGate and the Shareholders, after having agreed with ACSI on a mutually acceptable Escrow Agent, shall execute and deliver the Indemnification Escrow Agreement, with such changes therein as may be required to by the Escrow Agent and not objected to by ACSI or the Shareholders, to ACSI and the Escrow Agent. (d) CyberGate and the Shareholders shall deliver to ACSI the written opinion, dated the Closing Date, of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., counsel to CyberGate and the Shareholders in form and substance satisfactory to ACSI and its counsel.

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

          (e) The Shareholders shall have caused to be delivered to ACSI all of CyberGate's books and records, including, without limitation. the stock transfer and minute books and financial records.

          (f) The Shareholders shall execute and deliver to ACSI the Registration Rights Agreement attached hereto as Exhibit B (the "Registration Rights Agreement").

          (g) The Shareholders shall execute and deliver to ACSI the Employment Agreement and Consulting Agreement attached hereto as Exhibits C and D, respectively.

          (h) Van Arnem shall cause the Software Assignment to be executed and delivered to ACSI.

          (i) Van Arnem shall cause the FMA to be executed and delivered to ACSI.

          (j) The Shareholders shall deliver to ACSI CyberGate's Articles of Incorporation, as amended to the Closing Date, certified by the Secretary of State of the State of Florida, CyberGate's By-laws, as amended to the Closing Date, certified by CyberGate's secretary, resolutions of the Board of Directors of CyberGate authorizing the execution and delivery of this Agreement and each of the other agreements, instruments, certificates and other documents to be delivered by CyberGate pursuant hereto, certified by CyberGate's secretary, and good standing certificate from the State of Florida.

     8.4 Closing Deliveries of ACSI. At the Closing, ACSI shall deliver, or cause to be delivered, the following documents.

          (a) ACSI shall deliver (i) 750,000 shares of ACSI Common Stock to the Shareholders, as set forth in Section 1.3 hereof, and (ii) the 250,000 shares of ACSI

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

Common Stock representing the Indemnification Shares to the Escrow Agent to be held pursuant to the Indemnification Escrow Agreement.

          (b) ACSI shall deliver to the Shareholders resolutions of the Board of Directors of ACSI authorizing the execution and delivery of this Agreement and each of the other agreements, instruments, certificates and other documents to be delivered by ACSI pursuant hereto, certified by ACSI's secretary.

          (c) ACSI shall deliver to the Shareholders the written opinion, dated the Closing Date, of Ross & Hardies, counsel to ACSI in form and substance satisfactory to the Shareholders and their counsel.

          (d) ACSI, after having agreed with the Shareholders and CyberGate on a mutually acceptable Escrow Agent, shall execute and deliver the Indemnification Escrow Agreement, with such changes therein as may be required by the Escrow Agent and not objected to by ACSI or the Shareholders, to the Shareholders and the Escrow Agent.

          (e) ACSI shall execute and deliver to the Shareholders the Registration Rights Agreement.

          (f) ACSI shall execute and deliver to the Shareholders the Employment Agreement and Consulting Agreement attached hereto as Exhibits C and D, respectively.

                                   ARTICLE IX

                                  TERMINATION

     9.1 This Agreement may be terminated at any time prior to the Closing as follows: (a) by mutual consent of ACSI, CyberGate and the Shareholders, or (b) by any party hereto if the Closing has not occurred on or before December 31, 1996; provided, that no party

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

shall be entitled to terminate pursuant to this Section 9.1(b) if its or his own acts or failures to act has delayed the Closing beyond December 31, 1996.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Amendment and Modification. Subject to applicable law, this Agreement may only be amended, modified and supplemented by written agreement of all of the parties hereto at any time on or after the Closing Date.

     10.2 Waiver of Compliance. Any failure of the Shareholders or CyberGate, on the one hand, or ACSI, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate parties.

     10.3 Expenses. Except as otherwise set forth herein, the parties hereto agree that all fees and expenses incurred by the Shareholders, on the one hand, and ACSI on the other, in connection with this Agreement shall be borne by the Shareholders and by ACSI, respectively, including, without limitation, all fees of counsel and accountants.

     10.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile transmission (confirmed by mail) or five days after mailed, certified or registered mail with postage prepaid:

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

          (a)  If to the Shareholders, to:

               Thomas R. Benham
               1561 Northwest 13th Avenue
               Boca Raton, Florida  33486


               with a copy to:

               Marshall R. Burack
               Akerman, Senterfitt & Edison, P.A.
               1 Southeast 3rd Avenue
               28th Floor
               Miami, Florida  33131-1704

               Harold L. Van Arnem
               733 North Ocean Blvd.
               DelRay Beach, Florida  33483


               with a copy to:

               Drew M. Levitt
               1301 West Newport Center Drive
               Deerfield Beach, Florida  33442



or to such other person or address as the Shareholders shall furnish to ACSI in writing by notice given in the manner set forth in (a) above.

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

          (b)  If to CyberGate, to:

               CyberGate, Inc.
               1301 West Newport Center Drive
               Deerfield Beach, Florida  33442



or to such other person or address as CyberGate shall furnish to ACSI in writing by notice given in the manner set forth in (a) above.

          (c)  If to ACSI, to:

               American Communications Services, Inc.
               131 National Business Parkway
               Suite 100
               Annapolis Junction, Maryland  20201
               Attention:  Riley M. Murphy, Esq.
                           Executive Vice President - Legal and Regulatory Affairs, General Counsel and Secretary
               Facsimile:  (301) 617-4277


               with a copy to:

               Ross & Hardies
               65 East 55th Street
               Park Avenue Tower
               New York, New York  10022-3219
               Attention:  Kevin T. Collins, Esq.
               Facsimile:  (212) 421-5682


or to such other person or address as ACSI shall furnish to the Shareholders in writing by notice given in the manner set forth above.

     10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided, however, that the Shareholders shall be permitted to make gratuitous transfers of the Adjustment Shares only if (a) either, (i) the Shareholders deliver to ACSI of an opinion of counsel satisfactory to ACSI that such transfer may lawfully be made without the registration of such Adjustment Shares pursuant to the 1933 Act, or (ii) the Adjustment Shares are registered under the 1933 Act, and (b) such transfers are made in accordance with Section 4.6 hereof.

     10.6 Publicity. Neither the Shareholders or CyberGate nor ACSI shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public, other than ACSI announcing the execution of the Agreement or the completion of the transactions contemplated hereby as and at the times and in such detail as may be required or may be desirable under the federal securities laws, without the prior written consent of the other parties. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

     10.7 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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

     10.8 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

     10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of law doctrine. The parties hereto expressly submit themselves to the non-exclusive jurisdictions of the State and Federal Courts of Florida for the resolution of any disputes which may arise under or with respect to compliance with this Agreement.

     10.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein shall be construed to confer upon or give to any party other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     10.12 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, covenants, representations or warranties, whether oral or written, by any party hereto.

Signature page to:
STOCK PURCHASE AGREEMENT By and Among
AMERICAN COMMUNICATIONS SERVICES, INC.
and HAROLD L. VAN ARNEM and
THOMAS R. BENHAM and CYBERGATE, INC.




     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed, all as of the day and year first above written.

                                       AMERICAN COMMUNICATIONS SERVICES, INC.


                                       By:
                                          -----------------------------------
                                                  Title:


                                       CYBERGATE, INC.


                                       By:
                                          -----------------------------------
                                                  Title:



                                       -----------------------------------
                                       Thomas R. Benham


                                       -----------------------------------
                                       Harold L. Van Arnem


                                      64